Issuer Free Writing Prospectus, dated May 3, 2007

(Relating to Preliminary Prospectus Filed April 19, 2007)

Filed Pursuant to Rule 433

Registration Statement No. 333-139249

AMC ENTERTAINMENT INC.

On May 3, 2007, Marquee Holdings Inc., a Delaware corporation (“Holdings”), filed Amendment No. 7 to its Registration Statement on Form S-1 (“Amendment No. 7”).  The purpose of this Free Writing Prospectus is to summarize the principal changes to Holdings’ Preliminary Prospectus dated April 19, 2007 that are reflected in the Preliminary Prospectus, dated May 3, 2007 contained in Amendment No. 7.  References below to “we,” “us,” “our” and “Company” are used in the manner described in the Preliminary Prospectus dated May 2, 2007.

We have revised the first sentence of the first paragraph of the “Dividend Policy” section on page 41 to read as follows:

“Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend at an annual rate initially equal to $0.82 per share (or a quarterly rate initially equal to $0.205 per share) of common stock, commencing from the closing date of this offering.  Our first dividend payment will be made as soon as practicable, but may be delayed as a result of the provisions of our debt agreements and other limitations described below.  If delayed, this payment will include all quarterly dividend amounts from the closing date of this offering through the then most recently completed fiscal quarter.  We expect that this payment would be made no later than the fourth quarter of fiscal 2008.”

We have also revised (i) the first sentence of the disclosure regarding the dividend policy in the “The Offering” section of the prospectus summary on page 10, (ii) the third sentence of the first paragraph of the risk factor entitled “If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us” on page 26, (iii) the first sentence of the first paragraph of the risk factor entitled “We may not generate sufficient cash flows or have sufficient restricted payment capacity under our senior secured credit facility or the indentures governing AMCE’s debt securities to pay our intended dividends on the common stock” on page 35, and (iv) the first sentence of the second paragraph of the “Holding Company Status” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” on page 90, in each case to conform to the revision of the first sentence of the first paragraph in the “Dividend Policy” section set forth above.

The following conforming disclosure has been added to Note 7 to our audited consolidated financial statements on page F-81:

“The indenture governing the Discount Notes due 2014 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.”

The issuer has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling us at 1-816-221-4000, Goldman, Sachs & Co. toll free at 1-866-471-2526, Citi toll free at 1-800-831-9146, Deutsche Bank Securities toll free at 1-800-503-4611 or JP Morgan toll free at 1-866-430-0686.

Please either click on, or copy and paste, the following link into your internet browser to open the current prospectus, which is located at http://sec.gov/Archives/edgar/data/13p3276/000104746907003600/a2175638zs-1a.htm

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